EXHIBIT 99.1

MAX CAPITAL GROUP SENDS NEW-YEAR LETTER TO COMPANY’S
SHAREHOLDERS, EMPLOYEES AND OTHER STAKEHOLDERS

CEO W. Marston (Marty) Becker Reviews Key Results and
Accomplishments in 2007, Looks Forward to 2008

HAMILTON, Bermuda, Jan. 24, 2008—W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), a Bermuda-based provider of specialty insurance and reinsurance products, today issued a letter addressed to the Company’s shareholders, employees and other stakeholders updating them on Max Capital’s performance and progress in 2007 and on the outlook for the Company in 2008. The letter, which will be followed on or about February 13th by issuance of the Company’s financial results for its fourth quarter and full year ended December 31, 2007, describes the year just ended as “the best year in Max’s short, eight-year history,” and projects continued strong performance in 2008.

The full text of Mr. Becker’s letter reads as follows:

January 24, 2008

To All Max Shareholders, Employees and Other Stakeholders:

As we turn the page from 2007 to 2008, I’d like to update you on Max Capital Group’s outstanding performance and progress over the past year and on the outlook for the Company in 2008.

In several respects, 2007 was the best year in Max’s short, eight-year history. The specialty insurance/reinsurance business model we have successfully pursued over the past five years, coupled with our diversified investment strategy, has served all Max stakeholders well, as some key indicators demonstrate. In 2007:

•	Gross premiums written totaled approximately $1,080 million, including $302 million of closed book life reinsurance premium;

•	Our property/casualty combined ratio is expected to be in the mid 80s, excluding costs associated with the Max Specialty start-up;

•	Preliminary results indicate that our net operating income (comprising net income excluding after-tax realized investment gains or losses) per fully diluted share will be between $4.80 and $4.95 (we expect to issue our actual results on February 13th);

•	Our net operating return on average shareholders’ equity is expected to be in excess of 20%;

•	The annual return from Max Diversified Strategies Ltd. (“MDS”), which invests our alternative asset portfolio, is expected to be in excess of 16%.

These are excellent results in any environment—but particularly in a tough environment. Max’s expected results include only a modest amount of prior-year reserve releases. That, plus the expected, continuing growth of our predominantly casualty-focused book of business, bodes well for the Company in 2008 and future years.

Additionally, Max in 2007 repurchased just under 4.3 million shares, representing 7.1% of our outstanding shares as of January 1, 2007, at an average cost of $26.66 per share. As long as the market continues to undervalue, in our opinion, the consistency and magnitude of Max’s ability to grow book value per share, we intend to continue to be prudent repurchasers of our stock.

Key 2007 Developments
Last year’s launch of Max Specialty, our U.S.-based excess and surplus lines platform, added an enterprise that has the potential to be, over time, a materially positive contributor to the Company’s results. We welcome our new colleagues to the Max family and thank them and our client partners for their role in making the launch a success. The team of professionals leading our E&S operation bring with them a legacy of producing attractive returns in all market cycles. Such returns are only possible by combining superior underwriting judgment with good technology and a business model that emphasizes individual productivity.

Two other initiatives last year further enhanced the Max Specialty franchise. One was the addition of a strong inland marine and ocean cargo team whose skills, experience and business relationships complement those of the initial Max Specialty group. We also formed a new U.S.-based MGA, Max Managers USA, to write some “Bermuda type” casualty business for smaller clients who would prefer to deal domestically—an initiative under which some of our existing Bermuda talent has been shifted to the U.S. Both of these initiatives augment and enhance the product offerings of Max and both are expected to be nicely additive in 2008.

In our P&C reinsurance business, we have added to our existing talent a “franchise player” in the agricultural products area whose presence should help enhance our reinsurance results.

Each of these new teams illustrates the Max business model of hiring proven performers in distinct specialty segments and equipping them with the capital, licenses, and tools they need to continue to prosper as part of the Max team.

In 2007, the life reinsurance team significantly outperformed their historical averages in underwriting closed blocks of previously underwritten life/annuity policies from primary carriers. Gross premiums written for 2007 was $302 million. We believe the enhanced investment asset leverage from our life reinsurance exposure, combined with Max’s basic casualty orientation, is a significant competitive advantage for Max given our excellent investment track record. This is particularly true in the current pricing environment.

The Max Business Model
We believe that the continued successful deployment of the Max business model in 2007 was a significant contributor to our strong results. Max has built a company that is highly diversified in both assets and liabilities (underwriting segments) compared to many of our peers.

On the liability (underwriting) side, Max pursues a strategy of diversification by geography, product line, duration, and insurance vs. reinsurance. Each underwriting segment is led by a highly experienced franchise player with a track record of proven performance—a prerequisite in every underwriting area Max enters. These experts are supported by technology and models that generate an implied ROE on every piece of business we write. Underwriting judgment can then be applied to determine final proposals and pricing. The positive results of this strategy are self-evident. Because our teams are relatively small, Max is better able to regularly adjust allocated capital and catastrophe aggregates between segments in order to respond quickly and effectively to changing market conditions. The Max culture of focusing on an underwriting profit vs. premium growth permeates our organization.

Our strategy of writing a mix of long tail and short tail P&C business along with opportunistic “closed block” life reinsurance business has provided Max with an average ratio of invested assets to shareholders’ equity that we believe is superior to many of our peers. This has, as we had hoped, proved to be a significant benefit in leveraging our investment results and therefore adding to both our ROE and the long-term stability and sustainability of our ROE.

As of December 31, 2007, approximately 78% of Max’s investable assets were composed of high-quality fixed income securities matched in duration and currency to our liabilities. This portfolio backs our reserve base and is allocated among three managers who have identical investment guidelines and compete for assets based on performance.

As of December 31, 2007, approximately 22% of our investable assets were invested through MDS, which in turn invests in more than thirty-five alternative asset funds representing eight to ten investment strategies. These funds are all lower-leveraged hedge funds designed to have, in total, volatility roughly equivalent to fixed income while providing an enhancement to book value growth over traditional fixed income securities.

We believe our alternative-investment return performance in 2007 indicates the value added by these alternative investments as well as their non-correlation with the S&P and other specific single indexes of investment and also with underwriting results. This value-add was evident during a volatile year, in which our alternative investments returned more than 16% while the Merrill Lynch U.S. domestic master index for fixed income securities rated A and above returned 7.4%, and the S&P was up only 3.5%.

Our target for our alternative investment portfolio is 200 to 300 basis points over our fixed income portfolio. Our actual alternative investment performance over the trailing sixty months has been approximately 11%. Alternative investment results are marked to market each quarter and are included in reported operating earnings. This mark to market can add fluctuation to reported earnings, but the annualized benefits to Max shareholders have been material in our growth of book value per share. For planning purposes, Max targets an 8% return on the alternative investment portfolio on an annual basis.

Our View of 2008
Every article about our industry these days seems to discuss the declining rate environment of pricing for underwriting risk in virtually all classes of business for 2008. With January 1 now behind us, we would concur from our own experience, but as with all such broad statements the details vary by class and account.

At Max, we see 2008 as a year of continued opportunity. Traditionally, early in each new year we provide a forecast on our expected results. We will be doing that once again this year as part of our fourth-quarter earnings release and conference call expected to be held on February 13th, but we offer you now an advance, broad-brush look at our current thinking.

As we look ahead at our business segments and opportunities in 2008 and apply our current expectations as to rate and retention, we would expect the following:

Estimated Gross Written Premium by Segment:

Bermuda/Dublin P&C Insurance Bermuda/Dublin P&C Reinsurance Max Specialty Life Reinsurance	$390 million $350 million $155 million $150 million
Total Gross Premiums Written	$1,045 million

Our anticipated 2008 premium total is relatively flat with 2007 in our more mature segments and shows growth in our newer Max Specialty business. We believe this is appropriate in the current market environment.

In our Bermuda and Dublin insurance and reinsurance businesses, we expect to continue to develop new business relationships as well as to grow and enhance our existing ones. Unfortunately, the reality for underwriters who, like ourselves, strive to exhibit underwriting discipline in softer markets is that these relationship gains will be largely offset by premium declines and lost business.

We are looking to our Max Specialty platform, entering only its second year of operation, to provide us with organic growth while reflecting our continued prudence in this soft market. We do, however, expect Max Specialty’s combined ratio to continue to be adversely impacted by our need to grow into our initial expense ratio. Our life reinsurance target is once again a “best guess” because of the lumpy nature of these transactions.

We expect to continue to purchase for our insurance businesses approximately the same level of reinsurance coverage that we had in 2007. We continue to believe the bottom-line economics are attractive in this environment and support maintaining these purchase levels.

Given these dynamics for our business our estimates are as follows:

Property and Casualty Combined Ratio

Bermuda/Dublin Insurance Bermuda/Dublin Reinsurance Max Specialty Total P&C Combined Ratio	87%–89% 91%–93% 119%–121% with loss ratio of 56%–58% 91%–93%
Net Income	$3.90 to $4.20 per diluted share

Key Assumptions

Alternative Investments (MDS) return of 8%

No reserve releases

No commutations

No acquisitions

Continued capital management including share repurchases

Normal catastrophes (Plan P&C Combined Ratio includes approximately 4%–6% for normally expected catastrophes)

Based on these estimates and assumptions, our return on equity (ROE) is expected to exceed our targeted return of 15%.

As you can see, even with a more challenging industry environment we expect another good year for Max. We believe that our diversified and distinctive business model continues to serve us and you well. Our focus remains on return on equity and growth in book value per share.

As we look at 2008, in addition to our traditional business activities we will likely be opportunistically exploring some additive transactions. This is the time in our industry’s business cycle when M&A-based growth may make economic sense. Max will maintain its discipline in these efforts to best position us to continue to build shareholder value.

In sum, we are pleased with our success in 2007 and look forward to working with and for you to achieve comparably favorable results in 2008.

Very truly yours,

W. Marston Becker

Chairman & CEO

Hamilton, Bermuda

* * *

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise. Past performance is not necessarily indicative of future results.

In presenting the Company’s results management has included and discussed net operating income per diluted share and net operating return on average shareholders’ equity. Such measures are “non-GAAP financial measures” as defined in Regulation G. Net operating income consists of net income excluding after-tax realized investment gains or losses. Net operating return on average shareholders’ equity consists of the ratio of net operating income to the average of beginning and ending shareholders’ equity. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, allow for a more complete understanding of the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jim.tees@maxcapgroup.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842